Exhibit 99.1
Chord Energy Corporation
Resource Extraction Payment Report
For the Year Ended December 31, 2023
The table below sets forth payments made by Chord Energy Corporation (the “Company”) to the U.S. Federal Government during the fiscal year ended December 31, 2023 for the purpose of the commercial development of oil and natural gas. During the year ended December 31, 2023,the Company made no payments to foreign governments for the purpose of the commercial development of oil and natural gas. All of the Company's operations relate to projects in North Dakota and Montana, which include the commercial development of oil and natural gas using wells located in the Williston Basin of the United States. During the year ended December 31, 2023, all payments listed in the table below were made in U.S. dollars and to the U.S. Federal Government.

For the year ended December 31, 2023
	Payment type	Subnational political jurisdiction	Government	Business segment	Project	Resource	Method of extraction	Amount (in thousands)

United States
	Taxes	—	U.S. Federal Government	Crude oil, NGL’s and natural gas	(1)	—	—	$15,000
	Royalties	North Dakota	U.S. Federal Government	Crude oil, NGL’s and natural gas	North Dakota	Oil and natural gas	Wells	47,353
	Royalties	Montana	U.S. Federal Government	Crude oil, NGL’s and natural gas	Montana	Oil and natural gas	Wells	515
	Total Royalties	—	U.S. Federal Government	Crude oil, NGL’s and natural gas	—	Oil and natural gas	Wells	$47,868
	Fees	North Dakota	U.S. Federal Government	Crude oil, NGL’s and natural gas	North Dakota	Oil and natural gas	Wells	$327
Total								$63,195
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(1)The Company files a consolidated income tax return in the U.S., which includes all U.S. entities, including those that own and operate the two projects listed. The U.S. Federal Government levies corporate income taxes at the consolidated group level rather than on a per-project basis. Accordingly, and in accordance with Instruction 4 to Item 2.01 of Form SD, the Company has disclosed payments of taxes at the U.S. consolidated group level. The payments relate not to particular projects but to the consolidated U.S. income of the Company.

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